EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Virpax Pharmaceuticals, Inc. on Form 10-K of our Report of Independent Registered Public Accounting Firm, dated February 28, 2025, on the balance sheet of Virpax Pharmaceuticals, Inc. as of December 31, 2024, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

February 28, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com